EXHIBIT D

                 CERTAIN INFORMATION REGARDING THE STOCKHOLDERS

         The following table sets forth the name and present principal occupation or employment, and the name and principal business of any corporation or other organization in which such occupation or employment is conducted of each of the Stockholders. The business address of each Stockholder is c/o 4400 PGA Boulevard, Palm Beach Gardens, Florida 33410, and each Stockholder is a citizen of the United States.

STOCKHOLDER                        PRESENT PRINCIPAL OCCUPATION
-----------                        ----------------------------

William Berger                     Senior Partner, Greenspoon Marder Hirschfeld
                                   Rafkin Ross & Berger (Attorneys)

David B. Dickenson                 Senior Partner, Dickenson, Murphy, Rex and Sloan
                                   (Attorneys)

Thomas L. Gray                     President of Grand Bank, N.A.

Leslie E. Goodman                  Executive Vice President, the Eagle Group, Inc.
                                   (Real Estate Development)

Douglas Hooker                     President, Regional Development Group, Inc. (Real
                                   Estate Development and General Contractor)

George Zoffinger                   President and CEO, New Jersey Sports and
                                   Exposition Authority; Director of Commercial
                                   Federal Bancorp; Director of N.J. Resources

Randy Burden                       Managing Director, Admiralty Bank

Thomas J. Hanford                  Private Investor

Bruce A. Mahon                     Chairman of the Board of Admiralty Bancorp, Inc.
                                   and Admiralty Bank

Craig A. Spencer                   President and CEO of The Arden Group, Inc. (Real
                                   Estate Development)

Richard Rosa                       Chief Financial Officer of Community Bank
                                   Division of MetLife Bank

Mark Wolters                       President of MetLife Bank



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


Sidney Hofing                      Vice Chairman of the Board of Admiralty Bancorp,
                                   Inc. and Admiralty Bank

Ward Kellogg                       President and Chief Executive Officer of Admiralty
                                   Bank and Admiralty Bancorp, Inc.

Patrick C. Mathes III              Chairman and Chief Executive Officer, Mathes
                                   Management Enterprises, Inc. (Receivables
                                   Financing and Consumer Finance Company)

Peter L.A. Pantages                President of McCay Real Estate Group (Real Estate
                                   Development)

Joseph Veccia                      Partner, VPC Development (Real Estate
                                   Development)


         To the best of Royal Bank's knowledge, none of the Stockholders has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.



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